 FIELDPOINT PETROLEUM REPORTS RESULTS FOR FIRST QUARTER 2017

AUSTIN, TX – May 15, 2017– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced financial results for the first quarter ended March 31, 2017.

Phillip Roberson, President and CFO, said, “We are finally seeing what we believe is a stabilized commodities market. This is allowing us to focus on our current priorities of paying down debt and preserving our New York Stock Exchange Market listing.”

Q1 2017 Financial Highlights Compared to Q1 2016

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Revenues increased to $838,426 from $584,713;

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Net Loss decreased to a Loss of ($409,051) from a Loss of ($860,527); and

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Loss per share decreased, basic to a Loss of ($.04) from a Loss of ($.10).

Mr. Roberson added, “Although we have not yet returned to profitability, we are making progress in that direction. We believe that with the support we are receiving from our bank, the NYSE, and our shareholders, we will be able to meet our short-term goals. Although these goals are critical to our success, they have not turned us away from our longer-term objective of building significant shareholder value. We are actively pursuing opportunities toward that end.”

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746